Consent of Independent Auditor

Alamo Frac Holdings, LLC.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256092) and Form S-8 (No. 333-215734, 333-232342, 333-232662, 333-234451 and 333-257143) of NexTier Oilfield Solutions, Inc. of our report dated April 28, 2021, relating to the consolidated financial statements of Alamo Frac Holdings, LLC as of and for the year ending December 31, 2020, which appears in this Form 8-K of NexTier Oilfield Solutions, Inc.

/s/ BDO USA, LLP
Dallas, Texas
November 9, 2021